Exhibit 99.1

Spherix Announces Addition to Executive Team

Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that it has hired Michael Pollack to serve as its Interim Chief Financial Officer.

"We are extremely pleased to welcome Michael to the Spherix executive team," said Anthony Hayes, Chief Executive Officer, Spherix.  “Michael brings the financial experience Spherix needs as we continue to advance the development of our company. This is an exciting stage in our company's growth and Michael’s strong track record and vast knowledge helping organizations finance their growth, and his proven public company experience, makes him ideal for our organization."

Mr. Pollack has over twenty years of experience in public accounting and consulting to over 100 publicly traded and 250 private companies with considerable  expertise in capital financing, debt refinancing, strategic repositioning, development restructuring and private placement offerings.    Michael has also prepared audits in accordance with the standards established by the Public Company Accounting Oversight Board, and has prepared numerous market and financial feasibility studies.

Mr. Pollack is currently a partner at KBL, LLP and serves as the head of its Corporate Finance Group and Public Company Reporting Group.  Mr. Pollack graduated from the University of Maryland with a Bachelors of Arts in Economics and is a member of the American Institute of Certified Public Accountants.

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient. Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents issued to Harris Corporation Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com